Exhibit 99.1

Walgreens Boots Alliance Advances Transformation of its Global Information Technology

Operating Model to Accelerate Digitalization, Drive Efficiencies and Savings

Company Expands Strategic Partnership with Tata Consultancy Services

DEERFIELD, Ill. and MUMBAI, India. February 3, 2020 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) and Tata Consultancy Services (TCS) (BSE: 532540, NSE: TCS), a leading global information technology (IT) services, consulting and business solutions organization, today announced that the companies have expanded their strategic partnership to advance WBA’s transformation of its global IT function by launching a new operating model for IT Run and Operational services, enabling WBA to accelerate its digitalization program to advance innovation for customers, drive organizational efficiencies across the company and further reduce its cost base.

The expansion of the WBA and TCS strategic partnership is based on WBA’s review of its IT operating model and vendor landscape. As a result, the WBA global IT team will focus on leading and supporting strategic technology projects that create customer value through the development of new digital products and services on its business platforms. Following a period of transition, TCS will provide Run and Operational managed services, including application maintenance and support, infrastructure and security operations. The TCS approach will blend artificial intelligence, machine learning and advanced software engineering to enhance operational resilience and boost productivity.

“WBA is building a scalable, sustainable and globally unified IT operating model that is focused on digital transformation, automation of service delivery and innovation,” said Francesco Tinto, senior vice president, global chief information officer, WBA. “The TCS strategic partnership will enhance our ability to rapidly address evolving business needs, support large-scale global technology solutions and promote investment in truly differentiating capabilities through a modernized platform.”

“We are delighted to build on our long-standing relationship with WBA and enable its growth and transformation,” said Ashish Khurana, Head, Retail Industry Solutions, TCS. “We will leverage our contextual knowledge of WBA’s business ecosystem to harness the power of digital technologies to streamline and scale-up their IT operations, while helping accelerate transformational initiatives that enhance the customer experience.”

The new WBA global IT operating model is part of the company’s strategic priority to save to invest to grow, while managing costs efficiently under the Transformational Cost Management Program.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is a global leader in retail and wholesale pharmacy, touching millions of lives every day through dispensing and distributing medicines, its convenient retail locations, digital platforms and health and beauty products. The company has more than 100 years of trusted health care heritage and innovation in community pharmacy and pharmaceutical wholesaling.

Including equity method investments, WBA has a presence in more than 25 countries, employs more than 440,000 people and has more than 18,750 stores.

WBA’s purpose is to help people across the world lead healthier and happier lives. The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. The company’s businesses have been recognized for their Corporate Social Responsibility. Walgreens was named to FORTUNE* magazine’s 2019 Companies that Change the World list and Boots UK was recognized as Responsible Business of the Year 2019-2020 by Business in the Community.

WBA is included in FORTUNE’s 2020 list of the World’s Most Admired Companies. This is the 27th consecutive year that WBA or its predecessor company, Walgreen Co., has been named to the list.

More company information is available at www.walgreensbootsalliance.com.

*© 2019, Fortune Media IP Limited. Used under license.

About Tata Consultancy Services Ltd. (TCS)

Tata Consultancy Services is an IT services, consulting and business solutions organization that has been partnering with many of the world’s largest businesses in their transformation journeys for the last 50 years. TCS offers a consulting-led, cognitive powered, integrated portfolio of business, technology and engineering services and solutions. This is delivered through its unique Location Independent Agile delivery model, recognized as a benchmark of excellence in software development.

A part of the Tata group, India’s largest multinational business group, TCS has over 446,000 of the world’s best-trained consultants in 46 countries. The company generated consolidated revenues of US $20.9 billion in the fiscal year ended March 31, 2019 and is listed on the BSE (formerly Bombay Stock Exchange) and the NSE (National Stock Exchange) in India. TCS’ proactive stance on climate change and award-winning work with communities across the world have earned it a place in leading sustainability indices such as the Dow Jones Sustainability Index (DJSI), MSCI Global Sustainability Index and the FTSE4Good Emerging Index. For more information, visit us at www.tcs.com.

(WBA-GEN)

Cautionary Note Regarding Forward-Looking Statements:

All statements included in or incorporated by reference in this report that are not historical, including statements relating to Walgreens Boots Alliance’s ability to accelerate its digitalization efforts and the ability of the strategic partnership to contribute to Walgreens Boots Alliance’s transformational cost management program, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including those described in Item 1A (Risk Factors) of Walgreens Boots Alliance’s Form 10-K for the fiscal year ended

August 31, 2019, regulatory filings made by TCS with applicable authorities and in other documents that Walgreens Boots Alliance or TCS files or furnishes with the Securities and Exchange Commission or other applicable authorities. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially. These forward-looking statements speak only as of the date they are made. Except to the extent required by law, each of Walgreens Boots Alliance and TCS does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

WBA Contacts:

Media Relations	Contact
USA / Morry Smulevitz International / Finsbury	+1 847 315 0517 +44 (0)20 7251 3801

Investor Relations	Contact
Gerald Gradwell and Jay Spitzer	+1 847 315 2922

TCS Media Contacts:

Asia Pacific:	charlene.lee@tcs.com | +65 9138 4370
ANZ:	kelly.ryan@tcs.com | +61 422 989 682
Benelux:	joost.galema@tcs.com | +31 615 903387
Canada:	tia.thomas@tcs.com | +1 647 790 7602
Central Europe:	anke.maibach@tcs.com | + 49 172 6615789
Europe:	mattias.afgeijerstam@tcs.com | +46723989188
India:	arushie.sinha@tcs.com | +91 22 6778 9960
Japan:	douglas.foote@tcs.com | +81 80-2115-0989
Latin America:	martin.karich@tcs.com | +569 6170 9013
Nordics:	roland.bagen@tcs.com | +46 70 317 80 24
UK:	peter.devery@tcs.com | +44 20 3155 2421
USA:	b.trounson@tcs.com | +1 646 313 4594

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